SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                       FORM N-8A

                             NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940




     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                             FEDERATED CORE TRUST II, L.P.


                        ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                                 5800 Corporate Drive
                          Pittsburgh, Pennsylvania 15237-7000
                       (Address of Principal Executive Offices)

                                    (412) 288-1900
                            (Registrant's Telephone Number)

                   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                              John W. McGonigle, Esquire
                               Federated Investors Tower
                                  1001 Liberty Avenue
                          Pittsburgh, Pennsylvania 15222-3779
                        (Name and Address of Agent for Service)
                   (Notices should be sent to the Agent for Service)


     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes  XX                                       No
                  ----                                         ----

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 10th day of January 2002.



By:  /s/ G. Andrew Bonnewell
     G. Andrew Bonnewell
    Assistant Secretary and
    Attorney In Fact
    for the Directors